EV Energy Partners to Acquire Barnett Shale Oil and Gas Properties

HOUSTON, TX, Oct 26, 2010 (MARKETWIRE via COMTEX News Network) — EV Energy Partners, L.P. (NASDAQ: EVEP) today announced it, along with certain institutional partnerships managed by EnerVest, Ltd., has signed an agreement to acquire oil and natural gas properties, including certain related commodity price hedges, located in the Barnett Shale from Talon Oil & Gas LLC. EVEP will acquire a 31 percent interest in these assets for $300 million.

The acquisition, which has been approved by the Board of Directors, is expected to close by the end of December 2010 and is subject to customary closing conditions and purchase price adjustments.

The acquisition is comprised of wells producing primarily in the core of the Barnett Shale, and 29 percent of production is natural gas liquids.

The properties, and EVEP's share of reserves and production, include:

—	212 active wells
—	Estimated proved reserves as of Oct. 1, 2010, net to EVEP (based on recent strip prices) of approximately 328.5 BCFE, plus additional unproved potential
—	40 percent proved developed (130.6 BCFE)
—	71 percent natural gas, 29 percent natural gas liquids
—	Current net daily production of approximately 27 MMCFE
—	Reserves-to-production ratio of 33 years
—	98 percent operated
—	295 identified proved undeveloped drilling locations
—	Over 100 identified refrac opportunities
—	Approximately 20,207 gross acres (6,110 net to EVEP's interest), with over 99 percent held by production
—	3-D seismic across all acquired acreage

EVEP is also acquiring oil and natural gas commodity price hedges related to the properties as follows:

	Swap		Collar	Wtd. Avg.	Wtd. Avg.
	Volume	Swap	Volume	Collar	Collar
	(Mmmbtu/Mbbls)	Price	(Mmmbtu/Mbbls)	Floor	Ceiling
Natural Gas
2011
NYMEX	1,472	$6.152
NYMEX			793	$6.00	$6.75
NGPL TX/OK			1,019	$5.75	$6.58

2012
NYMEX			341	$6.25	$8.125
NYMEX			1,703	$6.22	$6.70

Crude Oil
(NYMEX)
2011	34.0	$88.00
2011			67.9	$80.00	$95.33
2012			90.8	$82.50	$100.00

In addition, EVEP intends to enter into arrangements for additional commodity price hedges at or prior to closing.

EVEP plans initially to finance the acquisition with borrowings under its existing credit facility.

"We are excited to add the Barnett Shale as a core operating area, joining Ohio, the Austin Chalk and the San Juan Basin," said John B. Walker, Chairman and CEO of the partnership. "These assets have been derisked and we expect the results of our capital spending program will be reliable, predictable and offer a very good rate of return. This acquisition, which we expect to be accretive to distributable cash flow per unit, provides a good base of production in one of North America's most prolific natural gas basins. In addition, these assets provide growth through a significant inventory of low risk development opportunities."

For 2011, EVEP expects the following for the properties to be acquired:

	FY 2011
Net Production:
Natural Gas (MMcf)	6,850	-	7,725
Crude Oil (MBbls)	3.4	-	4.1
Natural Gas Liquids (MBbls)	505	-	590
Total MMcfe	9,900	-	11,290
		-
Average Daily Production (MMcfe/d)	27.1	-	30.9

Average Price Differential vs NYMEX
Natural Gas (% of NYMEX Natural Gas)	75%	-	81%
Crude Oil (% of NYMEX Crude Oil)	93%	-	99%
Natural Gas Liquids (% of NYMEX Crude Oil)	37%	-	43%

Expenses:
Operating Expenses:
LOE and other ($ thous)	$5,700	-	$6,450
Production Taxes (as % of revenue)	1.75%	-	1.80%

Incremental annual general and administrative expense ($ thous)	$550	-	$600

Capital Expenditures ($ thous)	$20,000	-	$29,000

EVEP expects production from this acquisition to increase for several years beyond 2011 as its development drilling program progresses.

EVEP and EnerVest, Ltd. were advised by Griffis & Small, LLC.

Conference Call

EVEP will host a conference call to discuss this transaction on Oct. 27, 2010 at 9:00 am CST. Investors interested in participating in the call may dial (480) 629-9770 and ask for the EV Energy Partners call at least 5 minutes prior to the start time, or may listen live over the internet through the Investor Relations section of the EVEP website at http://www.evenergypartners.com. A replay of the call will be available approximately two hours following the event and will remain available until Friday Nov. 5, 2010.

EV Energy Partners, L.P., is a master limited partnership engaged in acquiring, producing and developing oil and natural gas properties. More information about EVEP is available on the internet at www.evenergypartners.com.

(code #: EVEP/G)

This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for natural gas and oil, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company's reports filed with the Securities and Exchange Commission available from us at www.evenergypartners.com or from the Securities and Exchange Commission at www.sec.gov. In filings with the SEC, we are required to report proved reserves as defined in Regulation S-X under the Securities Act. In general, Regulation S-X requires that in calculating proved reserves we use the unweighted average of the price of crude oil and natural gas on the first day of each month for the twelve months prior to the date of the report, without escalation. The reserves described above in this press release were calculated using forward strip prices. The estimated net proved reserves attributable to the properties being acquired by the partnership using the unweighted average prices for the twelve months ended September 30, 2010 of $4.58 per MMBTU of natural gas and $77.82 per barrel of crude oil and as required by Regulation S-X are 316 BCFE.

EV Energy Partners, L.P.
Michael E. Mercer
713-651-1144
Web site: http://www.evenergypartners.com

SOURCE: EV Energy Partners, L.P.

http://www.evenergypartners.com

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